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                    Deephaven Private Placement Trading Ltd.
                                130 Cheshire Lane
                              Minnentonka, MN 55305


                                 April 24, 2001


NetSol International, Inc.
24025 Park Sorrento, Suite 220
Calabasas, California 91302

                  Re:      AMENDMENT TO TRANSACTION DOCUMENTS

Ladies and Gentlemen:

         The parties to this letter agreement have agreed to amend, in the manner set forth below: (i) the Securities Purchase Agreement and the Registration Rights Agreement, each between Deephaven Private Placement Trading Ltd. and NetSol International, Inc., and dated January 8, 2001 and (ii) the common stock purchase warrants issued to Deephaven and Jesup & Lamont Securities Corp. by NetSol. Capitalized terms used in this letter agreement and not otherwise defined shall have the meanings set forth in the Registration Rights Agreement or the Securities Purchase Agreement.

         (1)      SECURITIES PURCHASE AGREEMENT

                  Section 3.17 of the Securities Purchase Agreement is hereby deleted in its entirety.

         (2)      REGISTRATION RIGHTS AGREEMENT

                  Section 2(c) of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

If: (a) a Registration Statement is not filed on or prior to its Filing Date (if the Company files such Registration Statement without affording the Holder the opportunity to review and comment on the same as required by Section 3(a) hereof, the Company shall not be deemed to have satisfied this clause (a)), or
(b) the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that a Registration Statement will not be "reviewed," or not subject to further review, or (c) a Registration Statement filed hereunder is not declared effective by the Commission on or prior to its Effectiveness Date, or (d) after a Registration Statement is filed with and declared effective by the Commission, such Registration Statement ceases to be

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effective as to all Registrable Securities to which it is required to relate at any time prior to the expiration of the Effectiveness Period without being succeeded within ten Business Days by an amendment to such Registration Statement or by a subsequent Registration Statement filed with and declared effective by the Commission, or (e) the Common Stock shall be delisted or suspended from trading on the Nasdaq SmallCap Market ("NASDAQ") or on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange (each, a "SUBSEQUENT MARKET") for more than three Trading Days (which need not be consecutive Trading Days), or (f) the exercise rights of the Holders pursuant to the Warrants are suspended for any reason, or (g) an amendment to a Registration Statement is not filed by the Company with the Commission within ten Business Days of the Commission's notifying the Company that such amendment is required in order for such Registration Statement to be declared effective, or (h) immediately prior to an assignment by the Company for the benefit of creditors or commencement of a voluntary case under Title 11 of the United States Code, or an entering into of an order for relief in an involuntary case under Title 11 of the United States Code, or adoption by the Company of a plan of liquidation or dissolution, or (i) if the Company shall enter into an agreement to sell all or substantially all of its assets or shall enter into an agreement to merge or combine the Company with or into another entity in which transaction the Company will not be the surviving entity, (j) if after the Effective Date, a holder of Registrable Securities is not permitted to sell Registrable Securities under the Underlying Shares Registration Statement for any reason for fifteen Trading Days (whether or not consecutive), or (k) if the Effective Date does not occur on or prior to the 180th day following the Closing Date (any such failure or breach being referred to as an "EVENT," and for purposes of clauses (a), (c), (f), (h) and (i) the date on which such Event occurs, or for purposes of clause (b) the date on which such five day period is exceeded, or for purposes of clauses (d) and (g) the date which such ten Business Day-period is exceeded, or for purposes of clause (e) the date on which such three Trading Day-period is exceeded, or for purposes of clause (j) the date on which such fifteen Trading Day-period is exceeded, or for purposes of clause (k) the date on which such 180 day period is exceeded, being referred to as "EVENT DATE"), then, on each such Event Date and every monthly anniversary thereof until the applicable Event is cured, the Company shall pay to the Holders an amount in cash, as liquidated damages and not as a penalty, equal to:
(i) with respect to any of the Events listed in clauses (a),(b), (d),(e), (f),
(g), (j)and (k), 4.0% of the purchase price paid by the Holders pursuant to the Purchase Agreement, PROVIDED THAT, the aggregate amount of liquidated damages payable by the Company to the Holders under this Section shall not exceed the sum of $400,000, (ii) with respect to the Event listed in clause (c), 2.0% of the purchase price paid by the Holders pursuant to the Purchase Agreement, PROVIDED THAT, the aggregate amount of liquidated damages payable by the Company to the Holders under this Section shall not exceed the sum of $400,000 and (iii) with respect to any of the Events listed in clauses (h) or (i), an aggregate of $400,000. The Holders shall not receive in excess of $400,000 with respect to any or all of the Events stated herein. If the Company fails to pay any liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 15% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The liquidated damages pursuant to the terms hereof shall

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apply on a pro-rata basis for any portion of a month prior to the cure of an
Event. The Events referenced in clauses (h) and (i) of this Section shall also apply to the First Offered Shares or Second Offered Shares, as applicable. Upon the sale by the Holders of all Shares, First Offered Shares or Second Offered Shares, as applicable, the Holder shall not be entitled to any liquidated damages under this Section.


         (3)      WARRANTS

         Section 8(d) of the common stock purchase warrants issued by NetSol to Jesup & Lamont Securities Corp. and Deephaven is hereby amended and restated in its entirety to read as follows:

         If the Company or any subsidiary thereof, as applicable with respect to Common Stock Equivalents (as defined below), at any time while this Warrant is outstanding, shall issue shares of Common Stock or rights, warrants, options or other securities or debt that is convertible into or exchangeable for shares of Common Stock ("COMMON STOCK EQUIVALENTS") entitling any Person to acquire shares of Common Stock, at a price per share less than the Exercise Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price), then the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Common Stock or such Common Stock Equivalents plus the number of shares of Common Stock which the offering price for such shares of Common Stock or Common Stock Equivalents would purchase at the Exercise Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable, PROVIDED, that for purposes hereof, all shares of Common Stock that are issuable upon conversion, exercise or exchange of Common Stock Equivalents shall be deemed outstanding immediately after the issuance of such Common Stock Equivalents. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Company shall notify the Holder in writing, no later than the business day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms. No adjustment under this Section shall be made as a result of: (i) the granting of options or warrants to employees, officers and directors of the Company, and the issuance of Common Stock upon exercise of such options or warrants granted under any stock option plan heretofore or hereinafter duly adopted by the Company and (ii) shares of Common Stock issuable upon exercise of any currently outstanding warrants and other outstanding convertible securities of the Company, in each case as and to the extent disclosed in SCHEDULE 2.1(c) to the Securities Purchase Agreement (but not as to any amendments

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or modifications of the terms of such securities after the date of this
Agreement, including "back-dated" agreements).

         (4)      ACKNOWLEDGMENTS

                  (i) The parties acknowledge that under Section 3.14 of the Securities Purchase Agreement the Purchaser shall not receive any Adjustment Shares as a result of any issuances by the Company of Common Stock or Common Stock Equivalents to the Purchaser at a price which is less than any of the prices referenced in Section 3.14. The parties also acknowledge that upon the earlier to occur of (x) the sale by the Purchasers of all Shares, First Offered Shares or Second Offered Shares, as applicable and (y) the 180th Trading Day following the Second Closing Date, the Purchasers shall not be entitled to receive any Adjustment Shares under Section 3.14.

                  (ii) With respect to Section 3.9(c) of the Securities Purchase Agreement, the parties acknowledge that the Company filed a registration statement with the Securities and Exchange Commission in November 2000, covering $30 million of common stock and warrants and the filing and effectiveness of such registration statement will not violate Section 3.9(c) of the Securities Purchase Agreement.

                  (iii) The Company shall within two business days after the execution of this amendment, pay $5,000 to Robinson Silverman to reimburse the Holders for their legal fees and expenses in connection with the amendment of the of the Transaction Documents and review of the registration statement to be refiled.

         Except as otherwise specified in this amendment, the terms and provisions of the Transaction Documents remain without modification. Please indicate your agreement with the foregoing by executing this letter and returning the same to our attention, whereupon this letter agreement shall immediately become a legally valid and binding agreement between the Holders and the Company.

         This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.


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         By the execution and delivery hereof, the undersigned represents and warrants that this amendment to the Transaction Documents has been duly authorized by all necessary action on the part of the undersigned and no further action is required.


         Sincerely,


         Deephaven Private Placement Trading Ltd.

         By: /s/ Bruce Lieberman
            --------------------------------
                 Name:  Bruce Lieberman
                 Title:  Director, Private Placement Trading

         Jesup & Lamont Securities Corp.

         By: /s/ Michael Alfano
            --------------------------------
                 Name: Michael Alfano
                 Title: Chief Financial Officer

         NetSol International, Inc.

         By: /s/ Syed Husain
            --------------------------------
                 Name:  Syed Husain
                 Title:  Chief Financial Officer